EXHIBIT 10.2

COHU, INC RETIREE HEALTH BENEFITS AGREEMENT

This Agreement originally made and entered into as of      , between COHU, INC., a Delaware corporation (the “Company”) and      (the “Officer”), is hereby amended as of December 23, 2008, in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

RECITALS

A.	Officer [is/was] employed as the .

B.	By execution of this Agreement, Officer and Company desire to clarify the nature and extent of health care insurance Officer is to be provided by the Company.

AGREEMENT

NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties hereto to agree as follows:

1.	Health Care Insurance. Company shall provide Officer health care insurance subject to the terms and provisions contained herein.

1.1 Employment with Company. As long as Officer is employed by the Company in a position of similar or higher responsibility, the Company shall provide Officer and his dependents, who reside in San Diego County, with health care insurance pursuant to the Group Health Maintenance Organization Plan (“HMO Plan”), Hospitalization Care Program (“Hospitalization Program”), Group Dental Plan (“Group Dental Plan”) or such other medical and/or dental insurance alternatives which are offered to all employees of the Electronics Division of the Company and Delta Design, Inc. (The HMO Plan, Hospitalization Program, the Group Dental Plan and such other alternatives shall hereinafter be collectively referred to as the “Plans”). The terms of the Plans are incorporated herein by this reference. Copies of summary plan descriptions of the Plans in effect on the date of this Agreement are attached hereto as Exhibits. Officer acknowledges that he has received copies of summary plan descriptions and the Plans and is familiar with their contents. In addition to the benefits provided by the Plans, Officer shall be entitled to reimbursement for all health care expenses not covered by the Plans, including but not limited to reimbursement of deductibles applicable to the Plans.

1.2 Retirement. Officer, and his dependents, shall be entitled to receive the health care insurance specified in Section 1.1 above for life if he meets any one of the following criteria:

1.2.1 Officer retires at the age of 55 or older and has been employed by the Company for a period of at least 20 years;

1.2.2 Officer retires at the age of 60 or older and has been employed by the Company for a period of at least 15 years; or

1.2.3	Officer retires at the age of 65 or older.

1.3 MediCare Offset. At such time as the Officer shall be eligible to receive benefits from MediCare or any similar federal or state health insurance program (collectively the “MediCare Benefits”) such MediCare Benefits shall represent the primary source of coverage and the Company’s obligation shall only be to reimburse the difference between the amount of the MediCare Benefits and the coverage provided under Section 1.1, if any.

2.	Enforceability. The Company intends that (i) the terms of this Agreement and the Plans attached hereto as Exhibits are legally enforceable, and (ii) the Agreement and the Plans are maintained for the exclusive benefit of employees of the Company.

3.	Modification of Health Care Insurance. THE COMPANY EXPRESSLY RESERVES THE RIGHT TO MODIFY THE BENEFITS PROVIDED TO OFFICER, OR HIS DEPENDENTS UNDER THIS AGREEMENT OR THE PLANS: PROVIDED, HOWEVER, THAT SUCH MODIFICATIONS SHALL AT ALL TIMES RESULT IN THE OFFICER AND HIS DEPENDENTS RECEIVING BENEFITS SUBSTANTIALLY SIMILAR TO THOSE IN EFFECT ON THE DATE OF THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING:

3.1 Residence Outside San Diego County. If Officer or his dependents, in the case of health care insurance provided under Section 1.2, should change their principal place of residence to a location outside the County of San Diego, the Company shall not be required to provide Officer and/or his spouse health insurance pursuant to Section 1.1 above, and shall only be required to reimburse Officer and his spouse for costs of medical care or health care insurance up to an amount equal to the amount the Company would be required to pay to enroll Officer and/or his spouse under the Plans or any other reimbursement provided for under this Agreement.

3.2 Insurance Company Refusal to Include Officer. If an insurance company refuses to include Officer in any of the Plans at any time, the Company shall not be obligated to provide the health care insurance pursuant to Section 1.1 of this Agreement and shall only be obligated to reimburse Officer and/or his spouse for the costs of medical care or health insurance up to an amount equal to the amount the Company would be required to pay to enroll Officer and/or his spouse under the Plans if Officer qualified for normal enrollment under the Plans or any other reimbursement provided for under this Agreement.

4.	Amendment. This Agreement may not be amended without the express written consent of the parties hereto. Notwithstanding the foregoing, or any other provision of this Agreement to the contrary, the Company shall be under no obligation to maintain the Plans in effect on the date of this Agreement but shall only be required to provide or reimburse the cost of health care benefits of substantially similar quality and coverage as those provided by the Plans and this Agreement.

5.

Section 409A of the Code.

5.1 The amount of any health care insurance benefits or reimbursements provided by this Agreement during any taxable year shall not affect any expenses eligible for reimbursement in any other taxable year.

5.2 The reimbursements required by this Agreement (in Sections 1.1, 1.3, 3.1, 3.2 and 4) shall be made by the Company no later than the last day of your taxable year that immediately follows the taxable year in which the expense was incurred.

5.3 The right to any reimbursement provided by this Agreement shall not be subject to liquidation or exchange for another benefit or payment.

5.4 This Agreement is intended to comply with the requirements of Section 409A of the Code so that none of the health care insurance benefits or reimbursements provided by this Agreement shall be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein shall be interpreted to so comply. This Agreement is intended to rely on regulation Section 1.409A-3(i)(1)(iv) which provides that reimbursements or in-kind benefit plans meet the requirements of Section 409A of the Code to provide a specified date or fixed schedule of payments if the health care insurance benefits or reimbursements are provided for the lifetime of the Officer and meet the requirements provided by this Section 5.

6.	Miscellaneous.

6.1 Nonassignability. Neither this Agreement, nor any rights, duties or interest herein, shall be assigned, transferred, pledged or otherwise conveyed by Officer.

6.2 Exhibits. All exhibits to which reference is made in this Agreement are deemed to be incorporated herein by each reference as if duly set forth.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

COHU, INC.

By:

Its:

OFFICER: